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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") dated January 11, 2006 and effective as of February 1, 2006, between CIARAN ROBERT GRIFFIN, an individual (the "Executive"), and NEUTRON ENTERPRISES INC., a corporation governed by the laws of the State of Nevada ("Neutron").

                                    RECITALS

Neutron is publicly traded media company operating from its head office in Mississauga, Ontario, which seeks to build and expand a digital signage broadcast network ("DSBN" or the "Business").

Ciaran Griffin is an experienced Chartered Accountant with sufficient business experience to act as Chief Financial Officer of Neutron Enterprises, Inc.

Neutron and the Executive wish to enter into an agreement for the provision of services by the Executive to Neutron. This agreement shall also cover responsibilities to all subsidiaries.

                                    AGREEMENT

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT AGREEMENT

(a) Neutron agrees to employ the Executive and the Executive agrees to be employed by Neutron for the provision of the services described in the attached Schedule "A" on the terms and conditions set out in this Agreement. Pursuant to this Agreement, Ciaran Griffin shall devote at least sixty-five percent of his working time to the business and affairs of Neutron. Subject to the forgoing, the Executive and Neutron agree that the engagement is non-exclusive provided that the Executive shall not directly or indirectly provide services to any entity that operates a business competitive to Neutron.

(b) The Employment Services may be amended from time to time provided that such amendment is agreed to in advance and in writing by the undersigned parties. In the event of such an amendment, Schedule "A" shall be revised accordingly and shall be deemed to be incorporated into, and form part of, this Agreement as so amended.

2. COSTS

Neutron shall be responsible for:

(i) reasonable travel and related meal and accommodation costs arising from the performance of Employment Agreement; and


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(ii) any reasonable additional out-of-pocket expenses incurred in performing the
Employment Agreement deemed reasonable by Neutron.

In the event that any cost described above is incurred by the Executive, Neutron shall reimburse the Executive in the full amount of the corresponding invoice(s) and such reimbursement shall be paid within 30 calendar days of presentment.

The Executive will use reasonable efforts to notify Neutron in advance of any single item costs expected to exceed $500.

3. REMUNERATION

(a) The remuneration (the "Salary") of the Executive for his services shall be at the rate of one hundred and fifty thousand dollars ($150,000.00) per annum payable in twenty four (24) equal installments in arrears on a semi-monthly basis. The Salary shall be reviewed on each anniversary of employment hereunder. The review will be undertaken by assessing the Executive's achievement of the overall objectives established by Neutron and by having regard to the market rates of remuneration paid in Ontario for similar duties and responsibilities.

(b) Upon the adoption of a Stock Option Plan for Directors, Officers, Employees and Service Provides of Neutron (the "Stock Option Plan"), management of Neutron will be entitled to participate in Neutron's Stock Option Plan. The Management of Neutron shall recommend for approval by the board of directors of Neutron a grant of 100,000 options to the Executive. Vesting and the other terms and conditions of such grant and the underlying options shall be in accordance the determination of the Board of Directors and with the terms and conditions of the Stock Option Plan and applicable law.

(c) The Executive shall also be entitled to such performance bonuses and or additional options as management of Neutron may from time to time award to the Executive, in its sole discretion.

(d) Neutron will pay the professional membership fees of the Executive (CA and CFA)

(e) Neutron shall provide parking for the Executive's car.

(f) The Executive shall be entitled to participate in any Company benefit and group insurance plans made available by Neutron to other Executives in comparable management positions.

4. PERFORMANCE AND RESPONSIBILITIES

(a) The Executive will faithfully, honestly and diligently serve Neutron and will at all times use his best endeavours to promote the interest and welfare of Neutron in accordance with such directions as may from time to time be given to him by Neutron and in accordance with the policies of Neutron as set forth from time to time.

(b) The Executive shall not delegate any of its duties and obligations hereunder or retain others to perform such service without the written consent of Neutron.


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(c) The Executive in addition to Schedule "A" shall also perform such other tasks and duties related to the foregoing as may from time to time be determined by the President, or such person as the President may designate. The Executive shall, in carrying out the obligations under this agreement, report directly to the President, or such person as the President may designate. The Employee shall work based out of Neutron's offices in Mississauga, Ontario.

5. CONFIDENTIALITY

(a) Each of the Executive and Neutron undertakes to the other, on behalf of itself and its employees, officers, directors, agents and affiliates, that it shall keep confidential and shall not, without the prior written consent of the party to whom the information belongs, disclose to any person, nor use or exploit commercially for its own purposes, any information obtained relating to the subject matter or performance of this Agreement; provided, however, that the Executive and Neutron may each disclose such information (i) to its affiliates for any purposes reasonably incidental to the purposes of this Agreement, (ii) to their respective advisors for use in connection with rendering advice with respect to the performance of this Agreement, and (iii) as is required to be disclosed by operation of law, legal process or any stock exchange regulations or any binding judgment or order, or by any requirement or any competent, federal, provincial, state, local or foreign court, administrative agency or governmental or regulatory authority or body. In performing its obligations under this Subsection, each of the Executive and Neutron shall use all reasonable efforts to ensure that its employees, officers, directors and agents and its affiliates observe the foregoing confidentiality obligations.

(b) Subsection 5(a) shall not apply to information:

         (i)   acquired from a third party with the right to divulge the same;

         (ii) which, prior to or after the date of this Agreement, the Executive and Neutron jointly decide to disclose; or

         (iii) which is or becomes within the public domain (otherwise than through the fault of the party to this Agreement seeking to rely on the information being in the public domain).

6. TERMINATION

(a) The employment of the Executive hereunder may be terminated in the following manner:

         (i) The Executive may resign his employment upon one (1) months' prior written notice.

         (ii) Neutron may terminate the Executive's employment hereunder forthwith by giving to the Executive written notice of such termination, in the event of,

               (A) a material breach of any term of this Agreement by the
                   Executive;

               (B) a failure by the Executive to substantially perform his duties hereunder; or

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               (C) any other reason, which, under common law, would constitute just cause for the termination of employment hereunder;

         and this Agreement shall be terminated and the Executive shall cease to be employed hereunder immediately upon delivery of such notice to the Executive.

         (iii) Neutron may, by written notice, terminate the Executive's employment hereunder, in its sole discretion and for any reason whatsoever, by paying to the Executive an amount (hereinafter called the "Severance Amount") equal to the greater of :

                           (a) The total amount of Salary, bonuses and other remuneration paid (including any amount not paid, but which is earned by the Executive) by Neutron to the Executive during the 12 month fiscal period of Neutron (hereinafter called the "12 Month Fiscal Period") immediately preceding the date on which notice of termination is given to the Executive;

                           (b)  $150,000

               in which event, his employment will terminate upon receipt of notice of termination; provided, however, that if the notice period set forth is less than the notice period prescribed by the Employment Standards Act (Ontario), as the same may from time to time be amended or replaced, then the notice period prescribed by that Act shall be deemed to apply and this paragraph shall be amended accordingly.

(b) Upon the termination of this Agreement, each party hereto shall return to the other forthwith all materials and property of the other and make all payments required hereunder.

7. VACATION

The Executive shall be entitled to four (4) weeks' vacation with pay during each year of his employment hereunder, which vacation shall accrue on a calendar year basis. Such vacation shall be taken at such time or times as shall be most convenient having regard to the demands of the business and affairs of Neutron. In no event shall any single vacation exceed ten (10) working days in duration. In the event that the vacation is not used in the year earned, a maximum of 10 days may be carried forward to the next year.

8. NOTICES

All notices and other communications required under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, by courier or by fax to the party at the address and telecopier numbers noted below:


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If to the Employee, at:

                           2366 Morrison Avenue

                           Mississauga, Ontario  L5C 3H8

Fax Number:                905-273-6028

Attention:                 Ciaran Griffin



If to Neutron, at:

                           1 Westmount Square, suite 1660

                           Westmount, Quebec  H3Z 2P9

Fax Number:                514-935-9746

Attention:                 Chief Executive Officer

All notices given in accordance with this Section shall be effective at the time of delivery or transmission, as the case may be. Either party may amend such address and notice by written notice to the other party in accordance with this
Section 8.

9. MISCELLANEOUS

(a) The parties confirm the accuracy of the recitals and schedules to this Agreement and acknowledge that the same form part of this Agreement.

(b) "affiliate" has the meaning ascribed to that term in the Business Corporations Act (Ontario), as amended from time to time.

(c) This Agreement shall constitute the entire agreement between the Executive and Neutron with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(d) This Agreement shall be construed, administered and enforced according to the laws of the Province of Ontario and the laws of Canada applicable therein. Each of the parties agrees that any suit, action or proceeding arising out of or relating to this Agreement against it or any of its assets may be brought in any court of the Province of Ontario or Canada and hereby irrevocably and unconditionally attorns and submits to the jurisdiction of such courts over the subject matter of any such suit, action or proceeding.

(e) This Agreement may be amended or waived only by a written instrument executed by each of the parties hereto.

(f) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but no party may, directly or indirectly, assign or transfer this Agreement or any right or obligation without the prior written consent of the other party.


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(g) The terms and provisions of this Agreement are intended solely for the benefit of the Executive and Neutron and their respective affiliates, successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person.

(h) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without affecting, impairing or invalidating the remaining provisions or the enforceability of this Agreement.

(i) The failure at any time of either party to require performance by the other party of any responsibility provided for in this Agreement shall in no way affect the right to require full performance of any such responsibility at any time thereafter, nor shall the waiver by either party of a breach of any provision of this Agreement by the other party constitute a waiver of any succeeding breach of the same or any other provision nor shall it constitute a waiver of the responsibility itself.

(k) All dollar amounts in this Agreement are stated in Canadian currency.

The parties have, by their duly authorized officers, executed this Agreement as of the date first above written.


EMPLOYEE                                             NEUTRON ENTERPRISES INC.

By: /s/ Ciaran Griffin                     By:  /s/ Andrew Gertler
    ------------------                          ------------------
    Ciaran Griffin                              Name: Andrew Gertler
                                                Title: President


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SCHEDULE "A"

EMPLOYMENT SERVICES

As Chief Financial Officer you shall be responsible to direct Neutron's financial goals, objectives, and budgets. You will oversee the investment of funds and manage associated risks, supervise cash management activities, execute capital-raising strategies to support a Neutron's expansion, and deal with mergers and acquisitions

The following are some of the Services to be provided by the Executive to
Neutron:

Consolidated financial statement preparation, including MD&A for quarterly and annual statements and 10Ks and 10Qs filings

Handled all internal and external reporting obligations

Develop and Implement financial and management control policies

Co-ordinated year-end audit. Handled all consolidation level disclosures and consolidated tax provision

Planning and implementing Sarbanes-Oxley compliance in coordination with legal counsel

Develop and implement reporting and control framework for portfolio of fixed income securities

Review, implement necessary Insurance overages including D&O, general liability, and false advertising

Develop banking lines of credit and negotiation of bank fees

Application of Government Grant Programs

Calculation and amortization for warrants and options using Black-Scholes option model

Non-resident withholding tax calculations, monthly tax filings and annual reporting

Tax planning including setting up intercompany loans, dividends and management fees in discussion with external tax advisors

Manage annual budget process and re-forecasts

Manage staff responsible for company accounting, payables and special projects

Coordinating due diligence on any acquisitions

Provided financial updates to the Board of Directors as requested

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